Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of SharkNinja, Inc. for the registration of its ordinary shares and to the incorporation by reference therein of our reports dated March 31, 2025, with respect to the consolidated financial statements of SharkNinja, Inc., and the effectiveness of internal controls over financial reporting of SharkNinja, Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 20, 2025